CSK AUTO ANNOUNCES APPOINTMENT OF NEW CFO

            Phoenix, AZ – November 5, 2007 – CSK Auto Corporation (NYSE: CAO), parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced today that James D. Constantine will be joining the Company on November 19, 2007 as Executive Vice President of Finance and Chief Financial Officer.

Mr. Constantine most recently served as Senior Vice President and Chief Financial Officer of ShopKo Stores Operating Co., a retailer of goods and services with stores located throughout the Midwest, Mountain and Pacific Northwest regions. Prior to joining ShopKo, he served as Executive Vice President, Chief Financial and Administrative Officer of Factory Card & Party Outlet, a specialty retailer of party and special occasion merchandise. Prior to that, Mr. Constantine was Senior Assistant Treasurer for, and held various other managerial positions with, Sears, Roebuck and Co., for nearly twenty years. Earlier in his career, he held various managerial positions with Deloitte & Touche LLP.

“Jim is a seasoned executive with extensive corporate accounting, finance and retail experience,” stated Larry Mondry, CSK Auto’s Chief Executive Officer. “He has a demonstrated track record of successfully leading many of the functions that have challenged CSK in recent years, and we are very pleased that he will be joining our executive team.”

The Company also announced the resignation of Brian Woods, Executive Vice President — Merchandising, who is leaving the Company in order to remain full time in Dallas with his family to attend to unanticipated family needs.

“While we are disappointed to be losing a talented member of our team, Brian has already established in his brief tenure here new standards and processes that we believe set the groundwork for improved results from our Merchandising area, and we greatly appreciate his enthusiasm and insights,” said Mondry. “We wish Brian and his family the best.”

CSK will immediately commence a search for a successor.

About CSK Auto

CSK Auto, Inc., is a specialty retailer of automotive parts and accessories, and operates 1,334 stores in 22 states as of August 5, 2007. CSK serves both the do-it-yourself and the do-it-for-me markets, operating under four brand names: Checker Auto Parts in Hawaii, Rocky Mountain, Southwestern, and Northern Plains states; Schuck’s Auto Supply in the Pacific Northwest and Alaska; Kragen Auto Parts in California; and Murray’s Discount Auto Parts in the Midwest.

SOURCE: CSK Auto Corporation
Investor Contact:
Brenda Bonn, Manager, Investor Relations, 602-631-7483